LEVINSON GRITTER & DIGIORE, LLP

A Partnership of Professional Associations

120 East Palmetto Park Road, Suite 425

Boca Raton, Florida 33432

Telephone (561) 391-8899

Facsimile (561) 892-0492

Gerald W. Gritter

561-391-8899 Direct

gritterpa@gmail.com

December 17, 2015

ICTV Brands Inc.

489 Devon Park Drive, Suite 315

Wayne, PA 19087

Re:

Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ICTV Brands Inc., a Nevada corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) pertaining to the registration of 3,333,334 shares of the Corporation’s Common Stock to be sold by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”).

We are of the opinion that the Corporation’s Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement has been duly authorized and validly issued, and is fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Gerald W. Gritter

Levinson, Gritter & DiGiore, LLP